SECURITIES AND EXCHANGE COMMISSION
UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2013

Body Central Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue
Jacksonville, FL	32217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904)- 737-0811

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Appointment to Board of Directors

On February 5, 2013, Body Central Corp. (the “Company”), announced that Brian P. Woolf, age 64, will join the Company as its Chief Executive Officer effective as of February 5, 2013. In connection with his appointment as the Company’s Chief Executive Officer, the Company’s Board of Directors appointed Mr. Woolf as a member of the Company’s Board of Directors to fill a prior vacancy, effective as of February 5, 2013.  Mr. Woolf will serve as a director until the Company’s 2015 annual meeting, or his earlier death, resignation or removal. Mr. Woolf will be nominated for election as a director at such annual meeting.  Mr. Woolf is not expected to join any committee of the Board in connection with his appointment.

Prior to joining the Company, Mr. Woolf was Group President for Lane Bryant, Lane Bryant Outlet Stores and Cacique from March 2011 until September 2012.   In this role, he led all aspects of the business including merchandising, sourcing, design and store operations.   Mr. Woolf previously served as President of Lane Bryant from July 2008 until March 2011.  Mr. Woolf previously spent eight years from October 2000 to January 2008 as the Chairman of the Board and Chief Executive Officer of Cache.  He has also served as EVP, Merchandising for The Limited from 1999 to 2000 and spent over 20 years at Macy’s/Federated Department Stores at the start of his career.  Mr. Woolf earned a Bachelor of Arts degree from New York University and attended New York University Graduate School of Business.   The Company’s Board of Directors believes that Mr. Woolf’s executive management experience, including serving as the Chief Executive Officer of two prominent women’s specialty retailers, as well as his board experience, qualify him for his service on the Board of Directors. Mr. Woolf brings to the Company more than 40 years of experience in the retail industry.

Employment Agreement with Mr. Woolf

On February 4, 2013, the Company entered into an employment agreement with Mr. Woolf in connection with his joining the Company as Chief Executive Officer, commencing on February 5, 2013.  The term of the employment agreement is for five years and will automatically renew for additional one-year terms following the initial term and any renewal term thereafter, unless either party provides at least sixty days’ prior written notice of its intention not to renew the employment agreement.

A copy of the employment agreement is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Annual Base Salary and Bonus Opportunity

Mr. Woolf’s annual base salary is $750,000, subject to annual increases at the discretion of the Compensation Committee of the Company’s Board of Directors.  Mr. Woolf is eligible to receive a discretionary bonus of up to 200% of his annual base salary for each fiscal year during the term of his agreement. Mr. Woolf’s target annual discretionary bonus is equal to 100% of his base salary and the amount of the discretionary bonus will be determined by the Compensation Committee based upon the achievement of certain Company and individual performance goals set by the Compensation Committee in consultation with Mr. Woolf.  For the fiscal year ended December 28, 2013, Mr. Woolf’s discretionary bonus will be prorated for the length of Mr. Woolf’s employment for such year.

Equity Grants

The employment agreement with Mr. Woolf provides that he will be granted certain equity awards in connection with the commencement of his employment, as described below under “Inducement Awards.”  In addition, beginning in 2014, Mr. Woolf shall be eligible to receive an annual long-term grant, with two-thirds of the value of the grant to be in the form of options to purchase the Company’s common stock and one-third of the value of such grant to be in the form of restricted stock.

Additional Benefits

Mr. Woolf is entitled to an automobile allowance of $1,000 per month and reimbursement for reasonable out-of-pocket expenses he incurs related to moving expenses, temporary living expenses in the Jacksonville, Florida area and closing costs for any permanent residence Mr. Woolf purchases in the Jacksonville, Florida area up to a maximum of $30,000.  Mr. Woolf is also entitled to participate in or receive benefits under the benefit plans made available to the Company’s other senior executives.

Severance Due After Termination of Employment

The employment agreement with Mr. Woolf provides that, in the event that the Company terminates Mr. Woolf’s employment without cause, or Mr. Woolf terminates his employment for good reason, each as defined in his employment agreement, and Mr. Woolf has complied with his obligations under the employment agreement and signs a general release of claims in favor of the Company, then the Company shall be obligated to provide Mr. Woolf with the following payments post-termination:

•                  an amount equal to one year of his then-current base salary;

•                  if Mr. Woolf’s termination of employment occurs on or after the date the Board of Directors determined the amount of the discretionary bonus payable with respect to the preceding fiscal year but prior to the payment thereof, the amount of such discretionary bonus; and

•                  if Mr. Woolf was participating in the Company’s group health plan immediately prior to the termination and elects COBRA health continuation, monthly payments equal to the monthly employer contribution that the Company would have made to provide Mr. Woolf health insurance if he had remained employed by the Company for a period of twelve months following termination or Mr. Woolf’s COBRA continuation period, whichever ends earlier.

Such amounts shall be paid in substantially equal installments in accordance with the Company’s payroll practices over twelve months.  This provision does not apply during the one-year period following a change of control.

Payments Due Upon a Change of Control

In the event that the Company terminates Mr. Woolf’s employment without  cause, or Mr. Woolf resigns for good reason, in either case within twelve months following a change of control, as defined in the employment agreement, and he signs a general release of claims in favor of the Company, then the Company shall pay Mr. Woolf severance equal to two times the sum of Mr. Woolf’s base salary then in effect and the average of the discretionary bonus received by Mr. Woolf for the two immediately preceding fiscal years (or one fiscal year if Mr. Woolf has not been employed for two such years).  Such amount shall be paid in a lump sum.

Death or Disability

The employment agreement with Mr. Woolf also provides that, in the event that his employment terminates due to death or disability, the Company shall pay Mr. Woolf (or his estate, if applicable) a prorated discretionary bonus for the year in which the termination occurs.

Legal Expenses

The Company also agreed in the employment agreement with Mr. Woolf to reimburse Mr. Woolf for up to $5,000 of legal fees and reasonable expenses incurred by him in negotiating his employment agreement.

Certain Tax Matters in a Change in Control

The employment agreement with Mr. Woolf contains a provision that allows any payments otherwise due to him in connection with a change in control to be reduced to the extent necessary so that no excise taxes would be due on any such payments unless it is determined that Mr. Woolf would be better off, on a net after-tax basis, if such payments were not so reduced.

Inducement Awards

Effective on February 5, 2013, Mr. Woolf was granted an option to purchase 300,000 shares of common stock of the Company at an exercise price equal to $7.94, which is the closing price of a share of the Company’s common stock on February 5, 2013.  The option will vest over four years with 25% of the shares underlying the option vesting on the first anniversary of the grant date and the remainder vesting in twelve equal quarterly installments thereafter, subject to Mr. Woolf’s continued employment with the Company through such date.  Also effective on February 5, 2013, Mr. Woolf was granted 150,000 shares of restricted stock, which will vest in four equal annual installments on each of the first four anniversaries of February 5, 2013, subject to Mr. Woolf’s continued employment with the Company through such date.  The foregoing grants will be made pursuant to the inducement grant exception set forth in NASDAQ listing Rule 5635(c)(4).

Copies of the Non-Qualified Stock Option Agreement and Restricted Stock Award entered into between the Company and Mr. Woolf with respect to such grants are filed herewith as exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.

The Company has also entered into an indemnification agreement with Mr. Woolf, in substantially the same form as the form of indemnification agreement it has entered into with its other directors, which was previously filed with the Securities and Exchange Commission.

A copy of the indemnification agreement with Mr. Woolf is filed herewith as Exhibit 10.4 and is incorporated by reference herein.

Item 9.01 - Exhibits

(d) Exhibits

Exhibit 10.1	Employment Agreement dated as of February 4, 2013 between Body Central Corp. and Brian P. Woolf

Exhibit 10.2	Non-Qualified Stock Option Agreement dated as of February 5, 2013 between Body Central Corp. and Brian P. Woolf

Exhibit 10.3	Restricted Stock Award Agreement dated as of February 5, 2013 between Body Central Corp. and Brian P. Woolf

Exhibit 10.4	Indemnification Agreement dated as of February 5, 2013 between Body Central Corp. and Brian P. Woolf

Exhibit 99.1	Press release of Body Central Corp. dated February 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

February 8, 2013	By:	/s/ Julia B. Davis
Julia B. Davis
Secretary and General Counsel